Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 11, 2005, accompanying the consolidated financial statements included in the Annual Report of Micromem Technologies Inc. on Form 20-F for the year ended October 31, 2006. We consent to the use in the Annual Report on Form 20-F of the aforementioned report.

/s/ GRANT THORNTON LLP

Mississauga, Canada
February 26, 2007